Denbury Reports Second Quarter 2022 Financial and Operational Results

Board authorizes $100 million increase in share repurchase program to $350 million

PLANO, Texas – August 4, 2022 – Denbury Inc. (NYSE: DEN) (“Denbury” or the “Company”) today provided its second quarter 2022 financial and operating results.

HIGHLIGHTS
•Second quarter 2022 cash flows provided by operating activities totaled $150 million, and adjusted cash flows from operations(1), excluding working capital changes, totaled $145 million.
•Generated $55 million of free cash flow(1) during the second quarter and $106 million year-to-date.
•Repurchased $100 million of the Company’s shares (3.2% of March 2022 shares outstanding) in June and July 2022 at $61.92 per share, with $29 million repurchased in the second quarter.
•Exited the second quarter with zero debt, a reduction of $35 million from the first quarter 2022.
•Delivered sales volumes of 46,561 barrels of oil equivalent per day (“BOE/d”), 97% crude oil.
•Increased injection of industrial-sourced CO2 used in the Company’s Enhanced Oil Recovery (“EOR”) operations to 1.2 million metric tons for the quarter, up 27% from the first quarter of 2022, with the increase primarily driven by the Company’s Cedar Creek Anticline (“CCA”) EOR development.
•Signed a definitive agreement for a planned CO2 storage site near Donaldsonville, Louisiana, covering approximately 18,000 acres and located less than five miles from the Company’s Green Pipeline.

EXECUTIVE COMMENT
Chris Kendall, the Company’s President and CEO, commented, “In the second quarter, Denbury maintained excellent safety performance, continued to advance our CCUS business, made significant progress on our capital development program, and delivered robust financial results. Strong oil prices have meaningfully increased our cash flow outlook and positioned us to return significant capital to our shareholders, while still investing for moderate production growth and rapidly growing our CCUS business. During June and July 2022, we repurchased $100 million of the Company’s outstanding shares, and I’m pleased that our Board recently increased our share repurchase authorization by the same amount.”

(1)    A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.
(2)    Calculated using weighted average diluted shares outstanding of 54.9 million for both the three and six months ended June 30, 2022, respectively.

“Despite inflation headwinds and the ongoing supply chain issues affecting our industry and businesses globally, our teams have executed well on our 2022 capital program, which we expect will drive increased production in the latter part of this year. The development of our major EOR project at Cedar Creek Anticline is progressing well, and we are excited about the expected production and cash flow benefit to our business beginning next year and for decades to come.

“On the CCUS front, we continue to expand what we believe is the industry’s superior CCUS platform, adding another planned CO2 storage site in the emissions-intensive Louisiana industrial corridor. With multiple ongoing industrial customer negotiations, we remain on track to substantially exceed our 2022 goals for CO2 offtake. Our proven track record in providing highly reliable CO2 transportation and secure underground injection, combined with our ideally-placed infrastructure, is unmatched in the industry and positions us well for continued success and growth in CCUS.”

SECOND QUARTER FINANCIAL AND OPERATIONAL RESULTS

	2Q 2022		YTD 2022
(in thousands, except per-share and volume data)	Total	Per Diluted Share	Total	Per Diluted Share
Net Income	$155,494	$2.83	$154,622	$2.81
Adjusted net income(1)(2) (non-GAAP)	93,001	1.69	186,123	3.39
Adjusted EBITDAX(1) (non-GAAP)	154,404		285,251
Cash flows from operations	149,965		240,108
Adjusted cash flows from operations(1) (non-GAAP)	145,190		275,770
Oil & gas development capital expenditures	86,290		143,896
CCUS capital expenditures - storage sites and related assets	2,951		23,900

Average daily sales volumes (BOE/d)	46,561		46,742
Blue Oil (% oil volumes using industrial-sourced CO2)	28%		26%
Industrial-sourced CO2 injected (thousand metric tons)	1,185		2,124

Total revenues and other income in the second quarter of 2022 were $482 million, a 17% increase over first quarter 2022 levels, supported by higher oil price realizations. The Company’s average oil price differential in both the Rocky Mountain and Gulf Coast regions was better than expected and strengthened significantly during the second quarter based on improved local markets for the Company’s high-quality production. Denbury’s second quarter 2022 average pre-hedge realized oil price was $108.81 per barrel (“Bbl”), which was $0.09 per Bbl above the average NYMEX WTI oil price for the period.

Denbury’s oil and natural gas sales volumes averaged 46,561 BOE/d during the second quarter of 2022, in line with expectations. Oil represented 97% of the Company’s second quarter 2022 volumes, and approximately 28% of the Company’s oil was attributable to the injection of industrial-sourced CO2 in its EOR operations, resulting in carbon-negative or blue oil. Second quarter sales volumes were slightly lower compared to the first quarter of 2022, as the Gulf Coast volumes were impacted by compressor downtime and well repair activities, while volumes in the Rocky Mountain region increased primarily due to CO2 flood response at Grieve, development and workover activities at Beaver Creek, as well as reduced weather downtime at CCA.

Lease operating expenses (“LOE”) in the second quarter of 2022 totaled $124 million, which included a benefit of approximately $7 million as a result of a settlement of a 2013 insurance claim related to property damage at our Delhi field. Excluding this benefit, LOE per BOE was $30.93, up from the first quarter of 2022 primarily as a result of service cost inflation, higher workover activity levels, increased power and fuel costs and increased CO2 costs.

General and administrative (“G&A”) expenses were $19 million in the second quarter of 2022, slightly higher than the first quarter of 2022 due primarily to an increase in stock-based compensation.

On a pre-hedge basis, per barrel cash operating margins (revenues less LOE, production and ad valorem taxes, transportation and marketing expenses, and G&A and interest costs) expanded 22% in the quarter to $61.31 per BOE, excluding the insurance reimbursement item impacting LOE.

Commodity derivatives expense in the second quarter of 2022 totaled $57 million, comprised of cash payments of $128 million on hedges that settled in the quarter and a non-cash fair value gain of $71 million. The non-cash fair value gain primarily represented the expiration of hedge contracts during the second quarter of 2022. Depletion, depreciation, and amortization was $35 million, or $8.35 per BOE for the quarter, relatively consistent with the first quarter of the year.

The Company’s second quarter 2022 effective income tax rate was approximately 14%, consistent with expectations and lower than the Company’s 25% statutory rate due to a $19 million valuation allowance release during the second quarter of 2022. Current taxes totaled $3 million for the second quarter of 2022, or 12% of total income taxes.

CAPITAL EXPENDITURES

Second quarter 2022 capital expenditures, excluding capitalized interest, totaled $89 million, with $86 million related to oil and gas development capital and $3 million related to CCUS business activities. Capital expenditures at the CCA EOR project totaled $21 million for the second quarter of 2022, including field development and infrastructure expenditures, as well as the capitalization of pre-production CO2 injection. CO2 injection at the CCA EOR project continues to progress well, with oil production response still expected during the second half of 2023.

Non-CCA oil and gas development capital increased 74% from the first quarter of the year with focus on expansion in existing EOR assets, including Beaver Creek, Cranfield, Heidelberg and Soso field activities.

FINANCIAL POSITION, LIQUIDITY AND SHARE REPURCHASES

Denbury ended the second quarter 2022 with no debt and $738 million of financial liquidity (including cash on hand and borrowing capacity under the Company’s bank credit facility). The Company repurchased $29 million of its common stock during the second quarter and a total of $100 million, or 1.6 million shares (3.2% of March 2022 shares outstanding), through July 2022.

Denbury’s Board of Directors recently authorized a $100 million increase in the share repurchase program raising the total authorization to $350 million (which represents approximately 10% of Denbury’s current market capitalization). $250 million is available for repurchase under the plan. The timing and amount of any share repurchases will be determined by Denbury’s management at its discretion based on ongoing assessments of the capital needs of the business, the market price of Denbury’s common stock and general market conditions.

During the second quarter, the Company amended its bank credit agreement, which among other things: (i) increased the borrowing base and lender commitments from $575 million to $750 million, (ii) extended the maturity date from January 30, 2024, to May 4, 2027, and (iii) relaxed certain covenants, such as permitting the Company to implement shareholder returns and make other unlimited restricted payments and investments so long as certain leverage and availability requirements are met.

OUTLOOK

Denbury is increasing its anticipated full-year 2022 oil and gas capital expenditures to $360 million, up from the previously-guided $320 million. Approximately half of the increase is due to overall service cost inflation impacting the Company’s operations, primarily related to labor and steel costs. The remainder of the increase is associated with CCA EOR development capital, where the Company is accelerating the purchase of compression equipment and the construction of CO2 recycle facilities to mitigate timing risks associated with ongoing supply chain disruptions and to ensure the field is ready to process the expected oil production response. The Company anticipates oil and gas capital expenditures to peak in the third quarter of the year.

Capital expenditures for the CCUS business are planned at $50 million for 2022, but could increase depending on activity levels in the second half of the year. Denbury’s current plans for 2022 include drilling one or more stratigraphic test wells in the Company’s potential CO2 sequestration sites.

The Company’s full-year 2022 production guidance range is unchanged at between 46,000 and 49,000 BOE/d. For the third quarter, the Company anticipates sales volumes will be roughly flat compared to the second quarter of the year before increasing significantly in the fourth quarter, driven by incremental production from multiple projects in the Company’s 2022 capital program.

Updates to Denbury’s 2022 guidance can be found in the supporting materials on Denbury’s website.

CONFERENCE CALL AND WEBCAST

Denbury management will host a conference call and webcast to review second quarter 2022 financial and operating results and its outlook for future periods, today, Thursday, August 4, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). Additionally, Denbury will post supporting materials on its website before market open today. The webcast will be available, both live and for replay, on the Investor Relations page of the Company’s website at www.denbury.com. Individuals who would like to participate in the conference call should dial the following numbers shortly before the scheduled start time: 844.200.6205 or 929.526.1599 with access code 048168.

ABOUT DENBURY
Denbury is an independent energy company with operations and assets focused on Carbon Capture, Use and Storage (CCUS) and Enhanced Oil Recovery (EOR) in the Gulf Coast and Rocky Mountain regions. For over two decades, the Company has maintained a unique strategic focus on utilizing CO2 in its EOR operations and since 2012 has also been active in CCUS through the injection of captured industrial-sourced CO2. The Company currently injects over four million tons of captured industrial-sourced CO2 annually, with an objective to fully offset its Scope 1, 2, and 3 CO2 emissions by 2030, primarily through increasing the amount of captured industrial-sourced CO2 used in its operations. For more information about Denbury, visit www.denbury.com.

# # #

This press release and updated supporting materials, other than historical information, contains forward-looking statements that involve risks and uncertainties including: expectations as to future oil prices, operating costs, production levels and cash flows; anticipated levels of 2022 capital expenditures, lease operating expenses and general and administrative expenses, along with other financial forecasts; future tax benefits; the expected timing of first tertiary production at CCA; statements or predictions related to the ultimate economics of proposed carbon capture, use and storage arrangements and the CO2 volumes covered by such arrangements; and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on oil pricing, financial and market, engineering, geological and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially, especially in light of the Russian war against Ukraine, changes in European energy supplies, rising levels of economic uncertainty due to inflation, rising interest rates, and the continuing impact of COVID-19. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY IR CONTACTS:
Brad Whitmarsh, 972.673.2020, brad.whitmarsh@denbury.com
Beth Bierhaus, 972.673.2554, beth.bierhaus@denbury.com

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

The following tables include selected unaudited financial and operational information for the comparative three and six-month periods ended June 30, 2022 and 2021. All sales volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reporting earnings (along with additional required disclosures) included or to be included in the Company’s periodic reports:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per-share data	2022	2021	2022	2021
Revenues and other income
Oil sales	$446,592	$280,577	$827,834	$513,621
Natural gas sales	5,378	2,131	9,047	4,532
CO2 sales and transportation fees	12,610	10,134	26,032	19,362
Oil marketing revenues	16,786	7,819	30,062	13,945
Other income	790	707	1,040	1,067
Total revenues and other income	482,156	301,368	894,015	552,527
Expenses
Lease operating expenses	124,351	110,225	242,179	192,195
Transportation and marketing expenses	4,802	8,522	9,447	16,319
CO2 operating and discovery expenses	1,681	1,531	4,498	2,524
Taxes other than income	36,317	22,382	67,698	41,345
Oil marketing purchases	15,027	7,738	28,067	13,823
General and administrative expenses	19,235	15,450	37,927	47,433
Interest, net of amounts capitalized of $975, $1,168, $2,133 and $2,251, respectively	1,526	1,252	2,183	2,788
Depletion, depreciation, and amortization	35,400	36,381	70,745	75,831
Commodity derivatives expense	56,854	172,664	249,573	288,407
Write-down of oil and natural gas properties	—	—	—	14,377
Other expenses	6,621	3,214	8,733	5,360
Total expenses	301,814	379,359	721,050	700,402
Income (loss) before income taxes	180,342	(77,991)	172,965	(147,875)
Income tax provision (benefit)
Current income taxes	2,912	(260)	2,351	(451)
Deferred income taxes	21,936	(36)	15,992	(87)
Net income (loss)	$155,494	$(77,695)	$154,622	$(147,337)

Net income (loss) per common share
Basic	$3.00	$(1.52)	$2.99	$(2.91)
Diluted	$2.83	$(1.52)	$2.81	$(2.91)

Weighted average common shares outstanding
Basic	51,757	50,999	51,680	50,661
Diluted	54,886	50,999	54,931	50,661

DENBURY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
In thousands	2022	2021	2022	2021
Cash flows from operating activities
Net income (loss)	$155,494	$(77,695)	$154,622	$(147,337)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depletion, depreciation, and amortization	35,400	36,381	70,745	75,831
Write-down of oil and natural gas properties	—	—	—	14,377
Deferred income taxes	21,936	(36)	15,992	(87)
Stock-based compensation	4,104	2,552	7,075	20,232
Commodity derivatives expense	56,854	172,664	249,573	288,407
Payment on settlements of commodity derivatives	(127,959)	(63,343)	(221,016)	(101,796)
Debt issuance costs	1,249	685	1,934	1,370
Other, net	(1,888)	17	(3,155)	744
Changes in assets and liabilities, net of effects from acquisitions
Accrued production receivable	(12,991)	(12,131)	(85,786)	(48,881)
Trade and other receivables	(13,427)	(6,443)	(11,783)	(5,578)
Other current and long-term assets	(12,364)	3,836	(12,175)	1,294
Accounts payable and accrued liabilities	40,600	28,694	52,010	27,292
Oil and natural gas production payable	9,981	7,429	33,329	20,224
Asset retirement obligations and other liabilities	(7,024)	(1,728)	(11,257)	(2,554)
Net cash provided by operating activities	149,965	90,882	240,108	143,538

Cash flows from investing activities
Oil and natural gas capital expenditures	(80,815)	(33,784)	(139,522)	(53,411)
CCUS storage sites and related capital expenditures	(2,858)	—	(17,758)	—
Acquisitions of oil and natural gas properties	(374)	(146)	(374)	(10,811)
Pipelines and plants capital expenditures	(5,060)	(4,393)	(20,264)	(4,851)
Net proceeds from sales of oil and natural gas properties and equipment	137	18,453	237	18,456
Other	(4,127)	(1,243)	(5,623)	(4,159)
Net cash used in investing activities	(93,097)	(21,113)	(183,304)	(54,776)

Cash flows from financing activities
Bank repayments	(250,000)	(283,000)	(524,000)	(485,000)
Bank borrowings	215,000	243,000	489,000	450,000
Pipeline financing repayments	—	(17,001)	—	(33,510)
Common stock repurchase program	(23,374)	—	(23,374)	—
Other	1,680	278	(1,388)	(2,735)
Net cash used in financing activities	(56,694)	(56,723)	(59,762)	(71,245)
Net increase (decrease) in cash, cash equivalents, and restricted cash	174	13,046	(2,958)	17,517
Cash, cash equivalents, and restricted cash at beginning of period	47,212	46,719	50,344	42,248
Cash, cash equivalents, and restricted cash at end of period	$47,386	$59,765	$47,386	$59,765

DENBURY INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands, except par value and share data	June 30, 2022	Dec. 31, 2021
Assets
Current assets
Cash and cash equivalents	$517	$3,671
Accrued production receivable	229,151	143,365
Trade and other receivables, net	30,918	19,270
Derivative assets	2,829	—
Prepaids	18,686	9,099
Total current assets	282,101	175,405
Property and equipment
Oil and natural gas properties (using full cost accounting)
Proved properties	1,217,778	1,109,011
Unevaluated properties	155,901	112,169
CO2 properties	184,861	183,369
Pipelines	226,318	224,394
CCUS storage sites and related assets	24,026	—
Other property and equipment	98,777	93,950
Less accumulated depletion, depreciation, amortization and impairment	(240,133)	(181,393)
Net property and equipment	1,667,528	1,541,500
Operating lease right-of-use assets	18,118	19,502
Derivative assets	2,071	—
Intangible assets, net	83,688	88,248
Restricted cash for future asset retirement obligations	46,869	46,673
Other assets	38,305	31,625
Total assets	$2,138,680	$1,902,953
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$262,752	$191,598
Oil and gas production payable	109,228	75,899
Derivative liabilities	162,551	134,509
Operating lease liabilities	4,670	4,677
Total current liabilities	539,201	406,683
Long-term liabilities
Long-term debt, net of current portion	—	35,000
Asset retirement obligations	273,852	284,238
Derivative liabilities	5,415	—
Deferred tax liabilities, net	17,630	1,638
Operating lease liabilities	15,571	17,094
Other liabilities	18,170	22,910
Total long-term liabilities	330,638	360,880
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized; 50,875,988 and 50,193,656 shares issued, respectively	51	50
Paid-in capital in excess of par	1,137,575	1,129,996
Retained earnings	159,966	5,344
Treasury stock, at cost, 457,549 and 0 shares, respectively	(28,751)	—
Total stockholders’ equity	1,268,841	1,135,390
Total liabilities and stockholders’ equity	$2,138,680	$1,902,953

DENBURY INC.
OPERATING HIGHLIGHTS (UNAUDITED)

All sales volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Average daily sales (BOE/d)
Tertiary
Gulf Coast region	22,205	24,680	22,608	24,481
Rocky Mountain region	9,186	8,772	9,203	7,984
Total tertiary sales	31,391	33,452	31,811	32,465

Non-tertiary
Gulf Coast region	3,566	3,415	3,598	3,518
Rocky Mountain region	11,604	12,266	11,333	12,267
Total non-tertiary sales	15,170	15,681	14,931	15,785

Total Company
Oil (Bbls/d)	45,104	47,653	45,284	46,834
Natural gas (Mcf/d)	8,741	8,882	8,747	8,494
BOE/d (6:1)	46,561	49,133	46,742	48,250

Unit sales price (excluding derivative settlements)
Gulf Coast region
Oil (per Bbl)	$108.87	$64.90	$100.94	$60.72
Natural gas (per mcf)	7.49	2.86	6.03	3.15

Rocky Mountain region
Oil (per Bbl)	$108.72	$64.44	$101.07	$60.40
Natural gas (per mcf)	6.36	2.50	5.53	2.80

Total Company
Oil (per Bbl)(1)	$108.81	$64.70	$101.00	$60.59
Natural gas (per mcf)	6.76	2.64	5.71	2.95
BOE (6:1)	106.67	63.23	98.92	59.33

(1)Total company realized oil prices including derivative settlements were $77.63 per Bbl and $50.10 per Bbl during the three months ended June 30, 2022 and 2021, respectively, and $74.03 per Bbl and $48.58 per Bbl during the six months ended June 30, 2022 and 2021, respectively.

DENBURY INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to adjusted net income (non-GAAP measure)

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income (loss) measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. Management believes that adjusted net income may be helpful to investors by eliminating the impact of noncash and/or special items not indicative of the Company’s performance from period to period, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation, as a substitute for, or more meaningful than, net income (loss) or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Quarter Ended		Quarter Ended
	June 30, 2022		June 30, 2021
In thousands, except per-share data	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (GAAP measure)(1)	$155,494	$2.83	$(77,695)	$(1.52)
Adjustments to reconcile to adjusted net income (non-GAAP measure)
Noncash fair value losses (gains) on commodity derivatives(2)	(71,105)	(1.30)	109,321	2.01
Delhi Field insurance reimbursements(3)	(6,692)	(0.12)	—	—
Delta pipeline incident costs (included in other expenses)(4)	3,867	0.07	—	—
Accrued litigation expense(5)	1,444	0.03	—	—
Noncash fair value adjustment - contingent consideration(7)	(12)	0.00	1,640	0.03
Adjustments to reconcile effect of dilutive securities(9)	—	—	—	0.09
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items(10)	10,005	0.18	—	—
Adjusted net income (non-GAAP measure)	$93,001	$1.69	$33,266	$0.61

	Six Months Ended		Six Months Ended
	June 30, 2022		June 30, 2021
In thousands, except per-share data	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (GAAP measure)(1)	$154,622	$2.81	$(147,337)	$(2.91)
Adjustments to reconcile to adjusted net income (non-GAAP measure)
Noncash fair value losses on commodity derivatives(2)	28,557	0.52	186,611	3.54
Delhi Field insurance reimbursements(3)	(6,692)	(0.12)	—	—
Delta pipeline incident costs (included in other expenses)(4)	3,867	0.07	—	—
Accrued litigation expense(5)	1,444	0.03	—	—
Write-down of oil and natural gas properties(6)	—	—	14,377	0.27
Noncash fair value adjustment - contingent consideration(7)	173	0.00	1,640	0.03
Other(8)	—	—	325	0.01
Adjustments to reconcile effect of dilutive securities(9)	—	—	—	0.11
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items(10)	4,152	0.08	—	—
Adjusted net income (non-GAAP measure)	$186,123	$3.39	$55,616	$1.05

(1)Diluted net income (loss) per common share includes the impact of potentially dilutive securities including nonvested restricted stock, restricted stock units, performance stock units and warrants.
(2)The net change between periods of the fair market values of open commodity derivative positions, excluding the impact of settlements on commodity derivatives during the period.
(3)Insurance reimbursements associated with a 2013 insurance claim related to property damage at Delhi Field.
(4)Represents an accrual for a preliminarily assessed civil penalty proposed in May 2022 by the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration related to the Company’s February 2020 Delta-Tinsley pipeline incident.
(5)Represents accrued litigation expense, including $1 million recorded in other expenses and $0.4 million recorded in lease operating expenses during the three and six months ended June 30, 2022.
(6)Full cost pool ceiling test write-downs related to the Company’s oil and natural gas properties.

(7)Expense related to the change in fair value of the contingent consideration payments related to our March 2021 Wind River Basin CO2 EOR field acquisition.
(8)Other adjustments primarily include <$1 million write-off of trade receivables during the three months ended March 31, 2021.
(9)Represents the impact to the per-share calculation using weighted average dilutive shares of 54.3 million and 52.7 million during the three and six months ended June 30, 2021, respectively, as a result of the adjustments to the Company’s net loss (GAAP measure) to derive adjusted net income (non-GAAP measure).
(10)The estimated income tax impacts on adjustments to net income for the three months ended June 30, 2022 are computed based upon a rate of 13.8% applied to income before tax, which incorporates discrete tax adjustments primarily comprised of the $18.8 million release of the valuation allowance. The income tax adjustment for the six months ended June 30, 2022 removes the impact of the valuation allowance reversed during the three months ended March 31, 2022. During the three months ended March 31, 2022, largely due to the significant increase in worldwide oil prices, the Company determined that it was no longer appropriate to carry a valuation allowance against certain of its federal and state deferred tax assets, as we now consider it more likely than not that we will realize those deferred tax assets. Accordingly, during the three and six months ended June 30, 2022, we reversed $18.8 million and $24.7 million of the valuation allowance, which lowered our deferred tax expense. In addition, we expect to reverse an additional $40.2 million of valuation allowance during the second half of 2022.

DENBURY INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to Adjusted EBITDAX (non-GAAP measure)

Adjusted EBITDAX is a non-GAAP measure which management uses and excludes certain items that are included in net income (loss), the most directly comparable GAAP financial measure. Items excluded include interest, income taxes, depletion, depreciation, and amortization, and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are nonrecurring. Management believes Adjusted EBITDAX may be helpful to investors in order to assess the Company’s operating performance as compared to that of other companies in the industry, without regard to financing methods, capital structure or historical costs basis. It is also commonly used by third parties to assess leverage and the Company’s ability to incur and service debt and fund capital expenditures. Adjusted EBITDAX should not be considered in isolation, as a substitute for, or more meaningful than, net income (loss), cash flow from operations, or any other measure reported in accordance with GAAP. The Company’s Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX, EBITDAX or EBITDA in the same manner.  The following table presents a reconciliation of the Company’s net income (loss) to Adjusted EBITDAX.

In thousands	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income (loss) (GAAP measure)	$155,494	$(77,695)	$154,622	$(147,337)
Adjustments to reconcile to Adjusted EBITDAX
Interest expense	1,526	1,252	2,183	2,788
Income tax expense (benefit)	24,848	(296)	18,343	(538)
Depletion, depreciation, and amortization	35,400	36,381	70,745	75,831
Noncash fair value losses (gains) on commodity derivatives	(71,105)	109,321	28,557	186,611
Stock-based compensation	4,104	2,552	7,075	20,232
Write-down of oil and natural gas properties	—	—	—	14,377
Severance-related expense	—	476	—	476
Noncash, non-recurring and other	4,137	462	3,726	1,929
Adjusted EBITDAX (non-GAAP measure)	$154,404	$72,453	$285,251	$154,369

DENBURY INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure) and free cash flow (non-GAAP measure)

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Free cash flow is a non-GAAP measure that represents adjusted cash flows from operations less oil and gas development expenditures, CCUS asset capital and capitalized interest, but before acquisitions. Management believes that it is important to consider these additional measures, along with cash flows from operations, as it believes the non-GAAP measures can often be a better way to discuss changes in operating trends in its business caused by changes in sales volumes, prices, operating costs and related factors, without regard to whether the earned or incurred item was collected or paid during that period. Adjusted cash flows from operations and free cash flow are not measures of financial performance under GAAP and should not be considered as alternatives to cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows.

In thousands	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash flows from operations (GAAP measure)	$149,965	$90,882	$240,108	$143,538
Net change in assets and liabilities relating to operations	(4,775)	(19,657)	35,662	8,203
Adjusted cash flows from operations (non-GAAP measure)	145,190	71,225	275,770	151,741
Oil & gas development expenditures	(86,290)	(54,102)	(143,896)	(74,181)
CCUS storage sites and related capital expenditures	(2,951)	—	(23,900)	—
Capitalized interest	(975)	(1,168)	(2,133)	(2,251)
Free cash flow (non-GAAP measure)	$54,974	$15,955	$105,841	$75,309

DENBURY INC.
CAPITAL EXPENDITURE SUMMARY (UNAUDITED)(1)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
In thousands	2022	2021	2022	2021
Capital expenditure summary
CCA EOR field expenditures(2)	$21,483	$9,091	$39,205	$9,100
CCA CO2 pipelines	(950)	9,951	1,241	9,999
CCA tertiary development	20,533	19,042	40,446	19,099
Non-CCA tertiary and non-tertiary fields	57,074	27,875	86,437	40,297
CO2 sources and other CO2 pipelines	1,380	—	2,110	—
Capitalized internal costs(3)	7,303	7,185	14,903	14,785
Oil & gas development capital expenditures	86,290	54,102	143,896	74,181
CCUS storage sites and related capital expenditures	2,951	—	23,900	—
Acquisitions of oil and gas properties(4)	3	146	374	10,811
Capitalized interest	975	1,168	2,133	2,251
Total capital expenditures	$90,219	$55,416	$170,303	$87,243

(1)Capital expenditure amounts incurred during the period, including accrued capital costs.
(2)Includes pre-production CO2 costs associated with the CCA EOR development project totaling $8.0 million and $10.8 million during the three and six months ended June 30, 2022.
(3)Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.
(4)Primarily consists of working interest positions in the Wind River Basin enhanced oil recovery fields acquired on March 3, 2021.